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                               ACCESS ANYTIME BANCORP, INC.
                                       PO Box 1569
                                    802 Pile Street
                                  Clovis, NM 88102-1569

Dear Shareholder,


      Enclosed for your review are a Prospectus dated December __, 1996 (the "Prospectus"), Subscription Warrant and documents concerning an offering (the "Subscription Offering") by Access Anytime Bancorp, Inc. (the "Company") of up to 732,198 shares of the Company's common stock, $.01 par value ("Common Stock"). Each stockholder as of the close of business on December 20, 1996 (the "Record Date") is receiving one Right for each share of Common Stock held on the Record Date. Each Right entitles the holder to subscribe for and purchase at a price of $5.25 per share ("Subscription Price") one share of Common Stock. The number of Rights represented by the enclosed Subscription Warrant is based on a distribution of one Right for each share of Common
Stock that you owned of record as of the Record Date.



     Rights may be exercised by completing the order form on the second page of the Subscription Warrant and returning it, together with payment of the Subscription Price in United States dollars by bank certified check or cashier's check, payable to the order of "First Savings Bank, F.S.B., Subscription Agent", on or before January 31, 1997 (the "Expiration Date"), which may be extended by the Company. If you wish to exercise Rights, the enclosed instructions will assist you in properly completing the Subscription Warrant. Please read carefully and follow these instructions strictly because a properly completed Subscription Warrant is necessary to exercise your Rights. THE ELECTION TO EXERCISE RIGHTS IS IRREVOCABLE.



     ALL UNEXERCISED RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JANUARY 31, 1997, UNLESS EXTENDED BY THE COMPANY (THE "EXPIRATION DATE"). UPON EXPIRATION, THE SUBSCRIPTION WARRANT EVIDENCING YOUR RIGHTS SHALL BECOME VOID AND OF NO FURTHER VALUE.


     THIS OFFERING IS MADE SUBJECT TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS. PLEASE READ THE PROSPECTUS CAREFULLY.

     Any questions or requests for assistance should be directed to Kathy Allenberg, Corporate Secretary, at (505) 762-4417.

    Thank you for your interest.

                                         Sincerely,

                                         ACCESS ANYTIME BANCORP, INC.

                                         By
                                           ----------------------------------
                                                 N.R. Corzine
                                                 Chairman and Chief Executive
                                                 Officer